Exhibit 23.1

May 28, 2015

New Ulm Telecom, Inc.

27 North Minnesota Street

New Ulm, Minnesota 56073

Re:

Opinion of Counsel as to Legality of 200,000 shares of Common Stock to be registered under the Securities Act of 1933

Ladies and Gentlemen:

This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 200,000 shares of Common Stock, $1.66 par value per share, of  New Ulm Telecom, Inc. (the “Company”) offered to directors of the Company pursuant to the New Ulm Telecom, Inc. 2015 Employee Stock Plan (the “Plan”).

As counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 200,000 shares of Common Stock to be offered to directors under the Plan will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and non-assessable shares of Common Stock of the Company.

The undersigned hereby consents to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

Very truly yours,

LINDQUIST & VENNUM LLP